Exhibit 10.7

FTAI AVIATION LTD.
NONQUALIFIED STOCK OPTION AND INCENTIVE AWARD PLAN

NON-OFFICER DIRECTOR OPTION AWARD AGREEMENT

This Non-Officer Director Option Award Agreement (this “Agreement”), dated as of _________, 20__ (the “Date of Grant”), is made by and between FTAI Aviation Ltd., a Cayman Islands exempted company (the “Company”), and _________, a Non-Officer Director of the Company (the “Grantee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the FTAI Aviation Ltd. Nonqualified Stock Option and Incentive Award Plan (as may be amended from time to time, the “Plan”). Where the context permits, references to “the Company” shall include the Company and any successor to the Company.

Pursuant to Section 5.6(a) of the Plan, on the Date of Grant, the Grantee was granted an option (an “Option”) to purchase the number of Shares set forth in Section 1 below, subject to the terms and conditions set forth in the Plan and this Agreement.

Terms and Conditions of the Option

1.          Number of Shares and Option Price.  The Option entitles the Grantee to purchase 5,000 Shares (the “Option Shares”) at a per share exercise price of $ _____ (the “Option Price”), subject to adjustment as set forth in the Plan.

2.          Term of Option.  The term of the Option and of this Agreement shall commence on the Date of Grant and, unless previously terminated pursuant to this Agreement, the Option shall terminate upon the expiration of ten (10) years from the Date of Grant (the “Option Term”). Upon termination of the Option, all rights of the Grantee hereunder shall cease.

3.          Conditions of Exercise.  The Option shall be one hundred percent (100%) vested and fully exercisable as of the Date of Grant.  The right of the Grantee to purchase Option Shares may be exercised in whole, or in part, at any time, or from time to time, prior to expiration of the Option Term.

4.          Exercise of Option.  The Option shall be exercised in the following manner: the Grantee (or such other Person or Persons having the right to exercise the Option) shall deliver to the Company written notice specifying the number of Option Shares with respect to which the Option is being exercised, together with payment of the aggregate Option Price of the Option Shares with respect to which the Option is being exercised by means of one of the following payment methods: (a) payment of cash in an amount equal to the aggregate Option Price, (b) delivery to the Company of a number of Shares having a Fair Market Value on the date of surrender equal to the aggregate Option Price, (c) payment or delivery of any combination of cash or Shares, the sum of which equals the aggregate Option Price or (d) by electing to have the Company withhold from the delivery of the Option Shares otherwise issuable in connection with the exercise of the Option the number of Option Shares having a Fair Market Value on the date of exercise equal to the aggregate Option Price. The Option Shares will be promptly delivered upon receipt of such payment. The Grantee will not be deemed to be a holder of any Option Shares until the date such Option Shares are delivered to the Grantee.

5.          Notices.  Any notice provided hereunder must be in writing and mailed or delivered either (i) to the Company at its principal place of business or (ii) to the Grantee at the address on file with the Company, or such other address as the Company or the Grantee may provide to the other for purposes of providing notice.  Any such notice shall be deemed effective (1) upon delivery if delivered in person, (2) on the next business day if transmitted by national overnight courier and (3) on the fourth business day following mailing by first class mail.

6.          Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

7.          Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such state.

8.          Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Agreement are subject to all of the terms and conditions of the Plan.  In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern.

9.          Amendments.  This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, provided that the Grantee acknowledges that this Agreement may be amended or modified by the Committee for the purposes of satisfying changes in law or for any other lawful purpose, so long as no such action shall impair the Grantee’s rights under this Agreement without the Grantee’s written consent.

10.          Complete Agreement.  This Agreement and the Plan embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

11.          Rights as a Shareholder.  Neither the Grantee nor any successor in interest shall have any rights as a shareholder of the Company with respect to any of the Option Shares until the date such Option Shares are delivered to the Grantee or any such successor in interest.

12.          Agreement Not a Contract of Service.  Neither the Plan, the granting of any Option, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evi-dence of any agreement or understanding, express or implied, that the Grantee has a right to continue in service to the Company for any period of time at any specific rate of compensation.

13.          Nontransferability.  Except as provided under the laws of descent and distribution, or as otherwise permitted by the Committee, the Grantee shall not be permitted to sell, transfer, pledge or assign the Option, and only the  Grantee shall be permitted to exercise the Option during the Grantee’s lifetime.

14.          Successors and Assigns.  The rights and obligations hereunder shall be binding on the Grantee and the Grantee’s heirs and legal representatives and on the successors and assigns of the Company.

15.          Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement. The Grantee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by the Grantee’s hand.

16.          Headings.  Headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

17.          Authority of the Committee.  The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement.  The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

18.          Memorialization of Agreement.  The Grantee is signing this Agreement as of the day and year first written above to memorialize the grant of this Option as previously communicated to the Grantee.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

FTAI AVIATION LTD.

By:
[NAME], [TITLE]

GRANTEE

[Signature Page to Non-Officer Director Option Award Agreement]